EXHIBIT 99.B10(i)
INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 7 of Registration Statement No. 333-50540 of MetLife Investors Variable Annuity Account One on Form N-4 of our report dated April 13, 2004 relating to MetLife Investors Variable Annuity Account One, and our report dated April 12, 2004 relating to MetLife Investors Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for goodwill and other intangibles to conform to Statement of Financial Accounting Standards No. 142), both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 26, 2004